UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 10)

                            The Fairchild Corporation
                                (Name of Issuer)

                 Class A Common Stock, par value $.10 per share
                         (Title of Class of Securities)

                                    303698104
                                 (CUSIP Number)

                                 JAMES J. CRAMER
                                40 Fulton Street
                               New York, NY 10038
                            Tel. No.: (212) 587-2900
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)

                                  March 6, 2000
                     (Date of Event which Requires Filing of
                                 this Statement)

      If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this statement because of Rule 13d-1(b)(3) or (4), check the following box [ ].

                                                              PAGE 1 OF 10 PAGES

                                  SCHEDULE 13D

-------------------                                         --------------------
CUSIP No. 303698104                                         Page  2  of 10 Pages
-------------------                                         --------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     J.J. Cramer & Co.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a)  [ ]
                                                                      (b)  [X]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     N/A
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                              7    SOLE VOTING POWER

     NUMBER OF                     1,500,000
       SHARES                 --------------------------------------------------
 BENEFICIALLY OWNED           8    SHARED VOTING POWER
 BY EACH REPORTING
       PERSON                      -0-
        WITH                  --------------------------------------------------
                              9    SOLE DISPOSITIVE POWER

                                   1,500,000
                              --------------------------------------------------
                              10   SHARED DISPOSITIVE POWER

                                   -0-
                              --------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,500,000
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [ ]


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     6.7%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

-------------------                                         --------------------
CUSIP No. 303698104                                         Page  3  of 10 Pages
-------------------                                         --------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     James J. Cramer
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a)  [ ]
                                                                      (b)  [X]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     N/A
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                              7    SOLE VOTING POWER

     NUMBER OF                     -0-
       SHARES                 --------------------------------------------------
 BENEFICIALLY OWNED           8    SHARED VOTING POWER
 BY EACH REPORTING
       PERSON                      1,500,000
        WITH                  --------------------------------------------------
                              9    SOLE DISPOSITIVE POWER

                                   -0-
                              --------------------------------------------------
                              10   SHARED DISPOSITIVE POWER

                                   1,500,000
                              --------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,500,000
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [ ]


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     6.7%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

-------------------                                         --------------------
CUSIP No. 303698104                                         Page  4  of 10 Pages
-------------------                                         --------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Karen L. Cramer
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a)  [ ]
                                                                      (b)  [X]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     N/A
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                              7    SOLE VOTING POWER

     NUMBER OF                     -0-
       SHARES                 --------------------------------------------------
 BENEFICIALLY OWNED           8    SHARED VOTING POWER
 BY EACH REPORTING
       PERSON                      1,500,000
        WITH                  --------------------------------------------------
                              9    SOLE DISPOSITIVE POWER

                                   -0-
                              --------------------------------------------------
                              10   SHARED DISPOSITIVE POWER

                                   1,500,000
                              --------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,500,000
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [ ]


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     6.7%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

-------------------                                         --------------------
CUSIP No. 303698104                                         Page  5  of 10 Pages
-------------------                                         --------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Cramer Partners, L.P.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a)  [ ]
                                                                      (b)  [X]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     PF
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                              7    SOLE VOTING POWER

     NUMBER OF                     1,500,000
       SHARES                 --------------------------------------------------
 BENEFICIALLY OWNED           8    SHARED VOTING POWER
 BY EACH REPORTING
       PERSON                      -0-
        WITH                  --------------------------------------------------
                              9    SOLE DISPOSITIVE POWER

                                   1,500,000
                              --------------------------------------------------
                              10   SHARED DISPOSITIVE POWER

                                   -0-
                              --------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,500,000
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [ ]


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     6.7%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

-------------------                                         --------------------
CUSIP No. 303698104                                         Page  6  of 10 Pages
-------------------                                         --------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Cramer Capital Corporation
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a)  [ ]
                                                                      (b)  [X]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     N/A
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                              7    SOLE VOTING POWER

     NUMBER OF                     1,500,000
       SHARES                 --------------------------------------------------
 BENEFICIALLY OWNED           8    SHARED VOTING POWER
 BY EACH REPORTING
       PERSON                      -0-
        WITH                  --------------------------------------------------
                              9    SOLE DISPOSITIVE POWER

                                   1,500,000
                              --------------------------------------------------
                              10   SHARED DISPOSITIVE POWER

                                   -0-
                              --------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,500,000
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [ ]


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     6.7%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     CO
--------------------------------------------------------------------------------

CUSIP No.  303698104


Item 1.  Security and Issuer.

         The undersigned hereby amends the statement on Schedule 13D, dated February 20, 1997, as amended by Amendment No. 1 dated March 21, 1997, Amendment No. 2 dated May 7, 1997, Amendment No. 3 dated August 25, 1997, Amendment No. 4 dated November 6, 1997, Amendment No. 5 dated December 5, 1997, Amendment No. 6 dated October 6, 1998, Amendment No. 7 dated December 9, 1998, Amendment No. 8 dated December 30, 1998, and Amendment No. 9 dated December 9, 1999 relating to the Class A Common Stock, par value $.10 per share, of The Fairchild Corporation, a Delaware corporation (the "Company"), whose principal executive office is located at Washington Dulles International Airport, 300 West Service Road, P.O. Box 10803, Chantilly, Virginia, 20153. The Company's shares of Class A Common Stock (the "Common Stock") are referred to herein as the "Shares." Unless otherwise indicated, all capitalized terms used herein shall have the same meaning as set forth in the statement.

Item 3.  Source and Amount of Funds or Other Consideration.

         Item 3 of the statement is hereby amended and restated to read in its entirety as follows:

         The Shares were purchased with the personal funds of the Partnership in the amount of $23,453,874.96.

                                                              PAGE 7 OF 10 PAGES

CUSIP No.  303698104


Item 5.  Interest in Securities of the Issuer.

         Items 5(a), 5(b) and 5(c) of the statement are hereby amended and restated to read in their entirety as follows:

(a) This statement on Schedule 13D relates to 1,500,000 Shares benefi cially owned by the Reporting Persons, which constitute approximately 6.7% of the issued and outstanding Shares.

(b) The Partnership, Cramer Capital Corporation, and the Manager have sole voting and dispositive power with respect to Shares owned by the Partnership. James Cramer and Karen Cramer have shared voting and dispositive power with respect to the Partnership's 1,500,000 Shares.

(c) In the last 60 days, the Reporting Persons purchased or otherwise acquired Shares on the dates, in the amounts and at the prices set forth on Exhibit B attached hereto and incorporated by reference herein. Except where as noted, all of such purchases were made on the open market.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

         Item 6 of the Statement is amended by deleting on the second line the number "3,127,900" and replacing it with the number "1,500,000".

                                                              PAGE 8 OF 10 PAGES

CUSIP No.  303698104


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  March 15, 2000


                                        J.J. CRAMER & CO.

                                        By:  /s/ James J. Cramer
                                             -----------------------------------
                                             Name:  James J. Cramer
                                             Title: President


                                             /s/ James J. Cramer
                                             -----------------------------------
                                             James J. Cramer


                                             /s/ Karen L. Cramer
                                             -----------------------------------
                                             Karen L. Cramer


                                        CRAMER PARTNERS, L.P.

                                        By:  CRAMER CAPITAL CORPORATION
                                             its general partner


                                        By:  /s/ James J. Cramer
                                             -----------------------------------
                                             Name:  James J. Cramer
                                             Title: President


                                        CRAMER CAPITAL CORPORATION

                                        By:  /s/ James J. Cramer
                                             -----------------------------------
                                             Name:  James J. Cramer
                                             Title: President

                                                              PAGE 9 OF 10 PAGES

CUSIP No.  303698104

                                    EXHIBIT B
                                    ---------

                   Transactions in Common Stock of The Company
                           Within the Last Sixty Days

                           No. of Shares
         Trade Dates      Purchased/Sold       Cost Per Share        Type
         -----------      --------------       --------------        ----
          3/02/2000            15,000              6.5458             S
          3/03/2000            25,000              6.5323             S
          3/06/2000           231,800              6.3415             S
          3/07/2000            15,000              6.775              S
          3/09/2000           617,000              6.0095             S
          3/10/2000           114,100              6.4995             S
          3/13/2000            77,400              6.3398             S
          3/14/2000           532,600              5.0999             S

                                                             PAGE 10 OF 10 PAGES